FINDERS AGREEMENT

THIS FINDERS AGREEMENT (this “Agreement”) is dated as of the 26th day of October, 2006, by and between Platinum Energy Resources, Inc., a Delaware corporation (“Platinum”), and Lance Duncan, an individual (“Duncan”).

WHEREAS, on January 26, 2006, Platinum, Tandem Energy Holdings, Inc. (“Tandem”) and PER Acquisition Corp. (“PER”) and certain stockholders of Tandem, entered into an Agreement and Plan of Merger (as amended, the “Merger Agreement”) pursuant to which PER was to merge with and into Tandem; and

WHEREAS, in connection with the proposed merger, on January 26, 2006, Platinum entered into a letter agreement with Duncan pursuant to which Platinum agreed to pay to Duncan a fee for his services in connection with the proposed merger, including introduction of the parties, as well as for future consulting services (the “Letter Agreement”); and

WHEREAS, in connection with the parties’ determination to restructure the proposed transaction, on October 4, 2006, the Merger Agreement was terminated by the parties and on October 4, 2006, Platinum, PER, Tandem Energy Corporation (“TEC”) and certain stockholders of Tandem, entered into an Asset Acquisition Agreement and Plan of Reorganization (the “Acquisition Agreement”) pursuant to which PER will acquire substantially all of the assets and assume substantially all of the liabilities of TEC (the “Acquisition”); and

WHEREAS, in light of the restructured transaction, on October 26th, 2006, the Letter Agreement was terminated by the parties thereto and the parties acknowledged that, notwithstanding the termination of the Letter Agreement, Platinum desires to compensate Duncan for his introduction of the parties

NOW THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.    Fee

Platinum hereby agrees to pay to Duncan, in consideration for his introduction of TEC to Platinum, a fee of $3 million in cash upon consummation of the Acquisition (the “Fee”).

2.    Representation and Warranties

Duncan represents and warrants that, except as set forth on Exhibit A hereto, neither he nor any of his affiliates (i) is a party to any contract or agreement with Platinum, Tandem or TEC or any of their respective affiliates that has not been terminated; (ii) is an officer, director or employee of Platinum, Tandem or TEC or any of their respective affiliates; (iii) is principal of Redwood Consultants, LLC or any of its affiliates; (iv) was involved in the negotiation of the terms of, or documentation relating to, the Acquisition; (v) other than in connection with investments as a principal, has been involved in buying or selling securities; or (vi) has been censured, disciplined, convicted, fined or, to Duncan’s knowledge, investigated for any violations of any federal or state securities laws.

3.    Acknowledgements

Duncan hereby agrees and acknowledges the following:

(a)    Regardless of whether the Acquisition is consummated, neither Platinum nor Tandem nor TEC has any obligation to him or his affiliates pursuant to the Letter Agreement or otherwise in connection with his role relating to the Merger.

(b)    In the event that the Acquisition is consummated, the Fee set forth herein as consideration for his role in connection with the Acquisition constitutes the full consideration payable to him or any of his affiliates and to which he believes that he or any of his affiliates is entitled in such regard.

(c)    To the extent that the Acquisition is not consummated for any reason, Platinum will have no obligation to pay the Fee and neither Platinum nor Tandem nor TEC shall have any liability to him or any of his affiliates.

4.    Release

Duncan, on behalf of himself, his agents, representatives, attorneys, assigns, heirs, executors, and administrators, hereby unconditionally and irrevocably remises, releases and forever discharges Platinum, Tandem, TEC and Shamrock Energy Corporation and their respective past, present and future officers, stockholders, directors, employees, representatives, attorneys, agents, successors, divisions, companies, subsidiaries, parents and affiliates (and past, present and future agents, directors, officers, stockholders, employees, representatives and attorneys of such divisions, companies, subsidiaries and affiliates), or any of them (collectively, the “Releasees”), of and from any and all suits, claims, demands, interest, costs, attorneys’ fees, expenses, actions and causes of action, rights, liabilities, obligations, promises, contracts, controversies, losses and debts of any nature whatsoever that Duncan, or his heirs, successors, legal representatives or assigns, now has, owns or holds, or at any time heretofore ever had, owned or held, or could have owned or held, whether known or unknown, suspected or unsuspected. This release specifically includes any and all contracts and agreements by and between any of the Releasees and Duncan and/or any of his affiliates, all of which are hereby released, waived, terminated and discharged and any such contracts or agreements shall be null and void and of no further effect as between the parties thereto, except for the Consulting Agreement and the Termination Agreement, each dated even date herewith. Duncan further covenants and agrees that he shall forever forbear from pursuing and does hereby waive and withdraw any legal proceedings, administrative or judicial, against the Releasees asserting any claim of any arising out of or that may have existed at any time on or prior to the date of this Agreement. Duncan represents that he has not assigned any asserted or unasserted claims to any person or entity and acknowledges that Platinum enters into this Agreement in reliance on that representation. Nothing herein shall preclude Duncan from enforcing the terms of this Agreement.

5.    Termination

This Agreement shall terminate automatically upon the earlier to occur of termination of the Acquisition Agreement or the liquidation of Platinum.

6.    Miscellaneous

(a)    Successors and Assigns; Entire Agreement; No Assignment; Severability. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors or heirs, distributes and personal representatives. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes other prior and contemporaneous arrangements or understandings, whether written or oral, with respect thereto. This Agreement may not be assigned without the prior written consent of the other party. If any portion of this Agreement is deemed unenforceable, such provision shall be enforced to the fullest extent permitted by law and the remainder of this Agreement shall remain in full force and effect.

(b)    Notices. All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or (b) five (5) business days after being mailed, prepaid postage, certified mail, return receipt requested as follows: If to the Company: Platinum Energy Resources, Inc., 25 Phillips Parkway, Montvale, New Jersey 07645 Attention: Barry Kostiner, President, facsimile (212) 581-0002. If to Duncan: Keith C. Thompson Esq., Law Offices of Keith C. Thompson P.C., 4216 102nd Street, Lubbock, Texas 79423, facsimile (806) 783-8357.

(c)    Changes; No Waiver. The terms and provisions of this Agreement may not be modified or amended, or any of the provisions hereof waived, temporarily or permanently, without the prior written consent of each of the parties hereto. A waiver or failure to enforce the terms of this Agreement or any similar agreement by a party in one instance shall not constitute a waiver of its rights hereunder with respect to other violations of this or any other agreement. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which when taken together shall constitute one and the same agreement.

(d)    Governing Law. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the internal law of the State of New York, without regard to the conflicts of law principles thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PLATINUM ENERGY RESOURCES, INC.

By:	/s/ Barry Kostiner
Name: Barry Kostiner
Title: Chief Executive Officer

/s/ Lance Duncan
LANCE DUNCAN

Exhibit A

Exclusivity Agreement, dated December 13, 2005, between Platinum and Duncan
Confidentiality Agreement, dated November 28, 2005, between Tandem and Duncan
Consulting Agreement, dated as of October 26, 2006, between Platinum and Duncan